EXHIBIT 21.1


                         DYNAMIC HEALTH PRODUCTS, INC. -
                              LIST OF SUBSIDIARIES




Go2Pharmacy.com, Inc., a Florida corporation, and its subsidiary, Breakthrough Engineered Nutrition, Inc., a Florida corporation

J.Labs, Inc., a Florida corporation

Herbal Health Products, Inc., a Florida corporation

Dynamic Life Products, Inc., a Florida corporation

Dynamic Life, Inc., a Florida corporation, and its subsidiary, Dynamic Life Asia, LLC, a Florida limited liability company, and its subsidiary, Dynamic Life Korea Ltd., a Korean corporation

Dynamic Financials Corporation, a Nevada corporation, and its subsidiary, Bryan Capital Limited Partnership, a Nevada limited partnership

Today's Drug, Inc., a Florida corporation